EXHIBIT 99.1

EVIO Inc. Expands California Operations, Acquires 100% of Leaf Detective, LLC.

Premiere cannabis testing laboratory acquires facility in Humboldt County, CA., to fulfill surge in demand as July 1 deadline approaches

BEND, Ore., – April 30, 2018 – EVIO Inc. (OTCQB: EVIO) (“EVIO” or “the Company”) a leading provider of cannabis testing and scientific research for the regulated cannabis industry, is pleased to announce that it has executed an asset purchase agreement to acquire 100% of California-based testing lab, Leaf Detective, LLC.

Leaf Detective, Humboldt County’s first licensed cannabis testing facilities, is an independently owned and operated testing facility dedicated to providing accurate results in a timely manner. The lab specializes in analytical laboratory testing for medical marijuana dispensaries, cannabis manufacturers, producers and consumers.

Due to California’s July 1 testing deadline mandating licensed retailers to sell only lab tested product, the industry is predicting a shortage of testing services and delays in getting approval to sell the products. This strategic acquisition is part of EVIO’s efforts to further expand into the state to meet increasing demand for analytical testing services.

“Leaf Detective holds one of only 28 licenses issued by the Bureau of Cannabis Control to testing facilities. Upon completion of this acquisition, we will upgrade the facility to meet new testing standards and plan to be operational by end of third quarter,” said William Waldrop, CEO of EVIO Inc. “Our goal is to continue to improve consumer safety and increase shareholder value by capturing additional market share.”

A recent report from industry research firm, BDS Analytics, estimates that California cannabis sales will reach $3.7 billion by the end of 2018 and predicts an increase to $5.1 billion in 2019. Leaf Detective is located in the Emerald Triangle region, the largest cannabis-producing region in the United States, giving EVIO increased exposure to clientele.

Transaction Details

Pursuant to the Agreement, EVIO Inc., will form a new entity, EVIO Labs Humboldt, to purchase 100% of Leaf Detective business assets including equipment, brand, customer lists, customer contracts, rental agreements, and equipment leases for total consideration of US$500,000 in a Convertible Promissory Note, convertible at $1.25 per share.

About EVIO, Inc.

EVIO, Inc. is a leading provider of cannabis testing and scientific research for the regulated cannabis industry. The Company’s EVIO Labs division operates coast-to-coast providing state-mandated ancillary services to ensure the safety and quality of the nation’s cannabis supply. EVIO is on track to have 18 of its state-of-the-art testing facilities by year-end 2018.

For more information, visit www.eviolabs.com.

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About Leaf Detective, LLC.

Leaf Detective specializes in analytical laboratory testing for medical marijuana dispensaries, cannabis manufacturers, producers and consumers. Our services include cannabinoid profiling, microbial, residual solvent and pesticide testing for flower, trim, and all forms of concentrates including rosin, kief and shatter.

For more information, visit http://leafdetective.com/.

CONTACT INFORMATION

Company Contact:

Cheryl Kramp

Director of Marketing

EVIO Inc.

Bend, OR

www.EVIOlabs.com

888.544.EVIO

info@EVIOlabs.com

Media:

Carrie Booze

North 6th Agency

212-334-9753 ext.142

evio@n6a.com

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